FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT


      THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the "Amendment") is made as of the 14th day of January, 2004 by and between UCAP INCORPORATED, a Colorado corporation ("UCAP"), and Absolute Return Europe Fund, Ltd. ("Absolute Europe").

                              W I T N E S S E T H :

      WHEREAS, UCAP and certain Purchasers (which include Absolute Europe) entered into a Securities Purchase Agreement dated as of November 24, 2003, for the purchase of 210,000,000 shares of the common stock of UCAP for $2,100,000 or $0.01 per share (the "Purchase Agreement");

      WHEREAS, under the terms of the Purchase Agreement, the Purchasers have the option to purchase up to an additional 100,000,000 Common Shares for $1,000,000 or $0.01 per share within sixty (60) days of the Initial Closing Date (the "Option"); and

      WHEREAS, Absolute Europe wishes to exercise the Option, but desires to receive a convertible note in the aggregate principal amount of $1,000,000, which is convertible into 100,000,000 shares of common stock, rather than receive 100,000,000 shares of common stock, and the Company has agreed to same.

      NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Absolute Europe and UCAP hereby agree as follows:

      1. OPTION TO PURCHASE ADDITIONAL SHARES. Section 2.3 of the Purchase Agreement is hereby amended to permit the Purchasers to receive a convertible note upon the esercise of the Option, in the form attached hereto as Exhibit A (the "Convertible Note"), instead of 100,000,000 shares, for the sum of $1,000,000.

      2. REPRESENTATION OF ABSOLUTE EUROPE. Absolute Europe hereby represents and warrants that neither of the other Purchasers wish to exercise the Option, and agrees to indemnify and hold UCAP harmless from any claims made by either of the other Purchases with respect to same.

      3. WAIVER OF CONDITIONS PRECEDENT. Absolute Europe hereby waives any conditions precedent to the exercise of the option and issuance of the Convertible Note, including, but not limited to the Conditions to Closing contained in Article VI and Article VIII of the Purchase Agreement.

      4. NO FURTHER MODIFICATIONS. Except as modified herein, all of the terms and conditions of the Purchase Agreement remain unchanged and in full force and effect.

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      5.  MISCELLANEOUS.  This  Amendment  is an integral  part of the  Purchase
Agreement. Unless otherwise defined herein, any capitalized term used in this Amendment shall have the meaning given to such term in the Purchase Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to one and the same instrument.

      IN WITNESS WHEREOF, UCAP and Absolute Europe have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first written above.

                                            The Company:

                                            UCAP INCORPORATED

                                            By: /s/ Dan E. Moudy
                                                ------------------------
                                                Dan E. Moudy, President

                                            Purchaser:

                                            ABSOLUTE RETURN EUROPE FUND, LTD.

                                            By: /s/ Florian Homm
                                            Name: Florian Homm
                                            Title: Investment Advisor, Principal




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